Contact:	Richard S. Lindahl Chief Financial Officer (571) 303-4080 heroldl@executiveboard.com	1919 North Lynn Street Arlington, Virginia 22209 www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD DECLARES QUARTERLY CASH DIVIDEND

ARLINGTON, VA (August 6, 2009) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces that its Board of Directors has approved a cash dividend on its common stock for the third quarter of 2009 of $0.10 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on September 30, 2009, to stockholders of record at the close of business on September 15, 2009.

ABOUT THE CORPORATE EXECUTIVE BOARD COMPANY

The Corporate Executive Board Company drives faster, more effective decision-making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, it provides them with the authoritative and timely decision support needed to excel in their roles, take decisive action and improve company performance. Powered by a member network that spans over 50 countries and represents more than 80% of the world’s Fortune 500 companies, The Corporate Executive Board offers the unique research insights along with an integrated suite of members-only tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. Based in Arlington, Virginia, the Company employs approximately 1,800 professionals in ten offices around the world. For more information, visit www.exbd.com.